Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated March 4, 2021, relating to the consolidated financial statements of DSG Global Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph related to the preparation of the consolidated financial statements assuming that the Company will continue as a going concern), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts”, in such Registration Statement.

/s/ HARBOURSIDE CPA LLP

(formerly Buckley Dodds LLP)

Vancouver, British Columbia

March 12, 2021